EX-99.g(2)

SPECIAL CUSTODY ACCOUNT AGREEMENT
(Stock and Index Options)
(Short Sales)

AGREEMENT, dated as of March 13, 2015, by and among MUFG UNION BANK, N.A., in its capacity as custodian hereunder ("Bank"), CENTAUR MUTUAL FUNDS TRUST - CENTAUR TOTAL RETURN FUND ("Customer"), CENTAUR CAPITAL PARTNERS, LP, as Investment Advisor to Customer ("IA"), and JEFFERIES LLC ("Broker").

RECITALS

A.         Broker is a securities broker-dealer registered with the Securities and Exchange Commission and a clearing member of The Options Clearing Corporation ("OCC") and is a member of several national securities exchanges.

B.          Customer is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Company Act").

C.          Bank is, and at all times during the term of this Agreement shall remain, qualified under the Custody Rules (as defined below) to act as custodian of Customer's assets.

D.          Customer desires from time to time to purchase securities on margin, to sell securities "short" through Broker, and to engage in the purchase and sale of certain OCC Option (as defined below) contracts and over-the-counter ("OTC") Option contracts through Broker, such margin purchases, short sales and Option transactions being permitted by Customer's investment policies, and for that purpose has opened one or more margin accounts with Broker (each an "Account") and executed Broker's Options Agreement and margin account documents (the "Margin Agreement").

E.          Customer has appointed IA as an investment advisor and manager over certain of its assets (the "Assets") with authority to engage in the transactions contemplated herein and to act on Customer's behalf in connection with the pledge of assets to Broker to secure performance of Customer's obligations with respect to transactions effected for Customer's account with Broker as contemplated herein.

F.          To facilitate Customer's transactions through Broker, Customer, Bank and Broker desire to establish procedures for compliance by Broker with Regulation T of the Board of Governors of the Federal Reserve System, NASD Conduct Rule 2520 and other applicable requirements and for compliance by Customer with Regulation X of the Board of Governors of the Federal Reserve System and other applicable requirements (the "Margin Rules").

G.          To assist Broker and Customer in complying with the Margin Rules, as well as the requirements of Section 17(f) of the Investment Company Act relating to custody of assets of Customer (the "Custody Rules"), Bank is prepared to act as custodian to hold collateral as defined below (in such capacity, Bank is herein called the "Custodian").

AGREEMENT

1.          As used herein, the following terms have the following meanings:

"Adequate Margin" shall mean such Collateral as is adequate in Broker's judgment under the Margin Rules and the internal policies of Broker. Collateral shall be valued by Broker at Broker's sole discretion.

"Advice from Broker" means a written notice sent to IA, Customer and Bank or transmitted by a facsimile sending device, except that for any of the following purposes it shall mean notice by telephone to a person designated by Customer and/or IA as authorized to receive such Advice or, in the event that no such person is available, to any officer of Customer and/or IA and confirmed promptly in writing thereafter: (i) for initial or additional Collateral; (ii) that Customer has defaulted pursuant to Paragraph 9(c) hereof, (iii) that an exercise notice filed with OCC has been assigned to Customer; (iv) that an OTC Option purchased by Broker has been exercised; or (v) that Customer has failed to give notice of intent to make payment of the applicable Exercise Settlement Amount as provided in Paragraph 9(a) or 9(b) hereof, has failed to give notice of intent to make delivery of or payment for securities as provided in Paragraph 9(c) or 9(d) or otherwise defaulted pursuant to Paragraph 9(a) hereof. With respect to any short sale or covering purchase transaction, the Advice from Broker shall mean a standard confirmation in use by Broker and sent or transmitted to IA, Customer and Bank. With respect to substitutions or releases of Collateral, Advice from Broker means a written notice sent or transmitted to Bank sent by an Authorized Representative of Broker. "Advise" means the act of sending an Advice from Broker.

“Authorized Representative of Broker” means those persons authorized by Broker whose names and signature specimens are listed in Appendix A hereto.

“Authorized Representative of Customer” means those persons authorized by Customer whose names and signature specimens are listed in Appendix B hereto.

"Option" means either a Put Option or a Call Option or both as the context requires.

"Put Option" means a put option which is issued by the OCC and is cleared by Broker through the OCC, or an OTC put option sold by the Customer to the Broker or sold by the Broker to the Customer.

"Call Option" means a call option which is issued by the OCC and is cleared by Broker through the OCC, or an OTC call option sold by the Customer to the Broker or sold by the Broker to the Customer.

"Closing Transaction" is a transaction in which (i) Customer purchases securities which have been sold short or (ii) Customer purchases an Option of the same series as an Option previously written by it and still outstanding or in which Customer sells an Option of the same series as an Option previously purchased by it and still outstanding.

"Collateral" means cash, U.S. Government securities, or other domestic securities acceptable to Broker, or in the case of short sales against the box, the long position of such security held by the Customer, which are deposited from time to time in the Special Custody Account.

"Exercise Settlement Amount" means the difference between the aggregate exercise price and the aggregate current index value (as such terms are defined from time to time by the OCC), or the product of the exercise price (expressed as a percentage) specified in such Option and the face amount of the underlying securities covered by such Option, as applicable, plus applicable commissions or other charges.

"Insolvency" means that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the "Bankruptcy Law") of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect, or (iii) any such petition or application has been filed, or any such proceedings has commenced, against the Customer or the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree is not stayed and remains in effect during any thirty (30) day period thereafter.

"Instructions from Customer" or "Instructions" means a written request, direction or certification delivered in the name of Customer by Customer or IA, to Bank and/or Broker or transmitted by a facsimile sending device and which is reasonably believed by Broker and/or Bank in good faith to be signed by a person authorized to give Instructions on behalf of Customer or IA. "Instruct" means the act of sending an Instruction from Customer.

“Notice of Exclusive Control” shall mean an Advice from Broker, substantially in the form of Exhibit A hereto, addressed to Bank and signed by Broker, stating that an event has occurred under the terms of the Margin Agreement (whether referred to as a “Default,” an “Event of Default,” a “Customer Default” or otherwise, howsoever defined therein), the Options Agreement or this Agreement, which permits Broker to exercise exclusive control over the Special Custody Account and all Collateral therein.

"Receipt of Payment" means receipt by Bank on behalf of Broker, of (i) a certified or official bank check; (ii) a written or telegraphic advice from a registered clearing agency that funds have been or will be credited to the account of Bank; or (iii) a transfer of funds from any of Customer's accounts maintained at Bank.

"Receipt of Securities" means receipt by Bank on behalf of Broker, of (i) securities in proper form for transfer; or (ii) a written or telegraphic advice from a registered clearing agency that securities have been credited to the account of Bank.

2.           From time to time, IA on behalf of Customer may place orders with Broker to purchase securities on margin or for the short sale of securities. Prior to the acceptance of such short sale orders, Broker will notify IA on behalf of Customer of Broker's ability to borrow such securities or other properties, and acceptance of short sale orders will be contingent upon same.

3.           Bank shall open an account on its books which shall be a sub-account of the Customer's custody account. Such sub-account shall be for the benefit of Broker as pledgee of the Customer and shall be entitled "Special Custody Account for Jefferies LLC, as pledgee of Centaur Mutual Funds Trust - Centaur Total Return Fund" (the "Special Custody Account"). The Special Custody Account shall be established as a sub-account of Customer's custody account solely for the administrative convenience of Bank and Customer, and shall not affect Broker's rights with respect to the Collateral as set forth in this Agreement. Customer agrees to instruct Bank in Instructions from Customer that cash and securities specified by Customer qualifying as Collateral and at least equal in value to what Broker shall initially and from time to time advise Customer in an Advice from Broker is necessary to constitute Adequate Margin are to be accepted by Bank for delivery into the Special Custody Account and identified on Bank's books and records as pledged to Broker as Collateral. Customer may substitute or exchange Collateral only after IA on behalf of Customer notifies Broker of the contemplated substitution or exchange and Broker Advises Bank that such substitution or exchange is acceptable. Customer hereby grants a first priority, continuing, unencumbered security interest to Broker in the Collateral and the proceeds thereof while in the Special Custody Account, to secure its obligations to Broker under the Margin Agreement and this Agreement.

4.                 The Collateral (i) will be held by Bank for Broker as agent of Broker, subject to the terms and conditions of this Agreement, (ii) may be released to Broker only in accordance with the terms of Paragraph 9 below, and (iii) except as required to be released hereunder to Broker, shall not be made available to Broker or to any other person claiming through Broker, including creditors of Broker. Bank will hold the Collateral in the Special Custody Account separate and apart from any other property of Customer which may be held by Bank subject to the interest therein of Broker as the pledgee thereof in accordance with the terms of this Agreement.  Such security interest will terminate only if and at such time as Collateral is released to Broker as provided in Paragraph 9 or withdrawn from the Special Custody Account as provided in Paragraph 7 below.

Interest, dividends or proceeds attributable to Collateral shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

Bank will promptly confirm in writing to Broker and Customer all deliveries, releases or substitutions of Collateral. Bank will also advise Broker, Customer and/or IA upon reasonable request (and in any event daily) of the kind and amount of Collateral pledged to Broker. Broker shall advise Bank, Customer and IA daily of any excess of Collateral in the Special Custody Account as provided in Paragraph 7 below.

5.                 IA and Customer represent and warrant to Broker that securities included at any time in the Collateral shall be in good deliverable form (or Bank shall have the unrestricted power to put such securities into good deliverable form) in accordance with the requirement of such exchanges as may be the primary market or markets for such securities. Securities Collateral may be held at Depository Trust Company ("DTC") or other book-entry depository system in the account of Bank, except U.S. Treasury securities may also be held at the Federal Reserve Bank in the account of Bank.  Bank represents that Collateral will not be subject to any lien, charge, security interest or other right or claim of Bank or any person claiming through Bank, other than the security interest of Broker.

6.                  Bank will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records for other property of Customer held by Bank and other property in which Broker has an interest. Customer and Broker acknowledge that Bank holds securities and cash as custodian for its customers through subcustodians, depositories and deposit-taking banks which maintain omnibus accounts on behalf of customers of Bank and which Bank represents satisfy the requirements of the Custody Rules. Bank makes no representation as to the attachment or perfection of any security interest herein granted.

7.                  Customer agrees to maintain Adequate Margin at all times.  Broker shall initially, and from time to time, Advise Bank, IA and Customer of the value of Collateral which is necessary to constitute Adequate Margin.   Based upon such Advice from Broker, Bank shall withdraw from the Special Custody Account Collateral in excess of Adequate Margin and credit the same to Customer's general custody account with Bank. Broker shall from time to time compute the aggregate net credit or debit balance on Customer's open short sales and Advise Bank, IA and/or Customer by 2PM New York time that day of the amount of the net debit or credit balance, as the case may be. If a net debit balance exists on such day, Customer will cause an amount equal to such net debit balance to be delivered to Broker or deposited as Collateral in the Special Custody Account by the close of business on such day, at the option of Broker, Balances will be appropriately adjusted to reflect each Closing Transaction.

8.                  It is understood and agreed that IA, when placing with Broker any order to sell short for Customer's account, will designate the order as such and hereby authorizes Broker to mark such order as being "short," and when placing with Broker any order to sell long for Customer's account, will designate the order as such and hereby authorizes Broker to mark such order as being "long."

9.                 (a)      In the event that (i) Broker Advises Customer or IA that an exercise notice filed with OCC with respect to one or more index Call Option sold by Customer has been assigned to Customer through Broker or that Broker has exercised an index Call Option sold by Customer; and (ii) Customer or IA does not promptly notify Broker by telephone of Customer's intention to comply with the exercise notice by payment of the applicable Exercise Settlement Amount; or if (iii) Customer, having given such notice, fails to make such payment, then Broker will immediately advise Customer or IA of such failure to give telephone notice or failure to make payment, as applicable, either of which failure shall be a sufficient condition precedent to Broker's right to direct disposition of the Collateral, and may thereafter pay such Exercise Settlement Amount and sell such of the Collateral as is necessary to reimburse Broker for the payment of such Exercise Settlement Amount under the exercised Call Option plus applicable commissions or other charges.

(b)            In the event that (i) Broker Advises Customer or IA that an exercise notice filed with OCC with respect to one or more index Put Options sold by Customer has been assigned to Customer through Broker or that Broker has exercised an index Put Option sold by Customer; and (ii) Customer or IA does not promptly notify Broker by telephone of Customer's intention to comply with the exercise notice by making payment of the applicable Exercise Settlement Amount; or if (iii) Customer, having given such notice, fails to make such payment, then Broker will immediately advise Customer or IA of such failure to give telephone notice or make payment, as applicable, either of which failure shall be a sufficient condition precedent to Broker's right to direct disposition of the Collateral, and may thereafter pay such Exercise Settlement Amount and sell such of the Collateral as is necessary to reimburse Broker for the applicable Exercise Settlement Amount plus applicable commissions or other charges.

(c)            In the event that (i) Broker Advises Customer or IA that an exercise notice filed with OCC with respect to one or more stock Call Options sold by Customer has been assigned to Customer through Broker or that Broker has exercised a stock Call Option sold by Customer; and (ii) Customer or IA does not promptly notify Broker by telephone of Customer's intention to comply with the exercise notice by delivery of the underlying securities; or if (iii) Customer, having given such notice, fails to make delivery of such securities to Broker, against Receipt of Payment of the gross exercise price for such securities less applicable commissions or other charges, then Broker will immediately advise Customer or IA of such failure to give telephone notice or failure to deliver, as applicable, either of which failure shall be a sufficient condition precedent to Broker's right to direct disposition of the Collateral, and may thereafter purchase the securities necessary and sell such of the Collateral as is necessary to reimburse Broker for the purchase of the securities which were deliverable under the exercised Call Option plus applicable commissions or other charges.

(d)            In the event that (i) Broker Advises Customer or IA that an exercise notice filed with OCC with respect to one or more stock Put Options sold by Customer has been assigned to Customer through Broker or that Broker has exercised a stock Put Option sold by Customer; and (ii) Customer or IA does not promptly notify Broker by telephone of Customer's intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Receipt of Securities underlying the Put Option; or if (iii) Customer, having given such notice, fails to make such payment, against Receipt of Securities underlying the Put Option, then Broker will immediately advise Customer or IA of such failure to give telephone notice or make payment, as applicable, any of which failure shall be a sufficient condition precedent to Broker's right to direct disposition of the Collateral, and may thereafter make payment of the gross exercise price plus applicable commissions or other charges against Receipt of Securities underlying the Put Option, and sell the securities underlying the Put Option and sell such of the Collateral as is necessary to reimburse Broker for the gross exercise price of the Put Option plus applicable commissions or other charges.

(e)            In the event of a breach or default by Customer, howsoever defined, of any obligation hereunder or under the Options Agreement or the Margin Agreement, or in the event of Customer's Insolvency, or if at any time Broker deems it necessary for its own protection, Broker may instruct Bank, by delivery of a Notice of Exclusive Control substantially in the form of Exhibit “A” hereto, that it is exercising exclusive control over the Special Custody Account, and may instruct Bank to disregard any instructions or entitlement orders of Customer, and to exclusively follow the entitlement orders and instructions of Broker.

(f)            Customer shall remain liable to Broker for any deficiency resulting from such sale. Broker shall promptly advise customer or IA of any sale of Collateral and any deficiency remaining. If the proceeds of any such sale exceed the amount due to Broker under this Paragraph 9, the excess of the amount due to Broker shall remain in the Special Custody Account as Collateral, unless otherwise released or withdrawn as provided hereunder. Broker and Bank shall have responsibility for compliance with provisions of this Paragraph 9(f) relating to the manner of sale of any Collateral.

10.               Bank shall be paid for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Bank.

11.               With respect to any losses or liabilities, Bank shall be protected in acting pursuant to any Instructions, Advices or notices from IA, Customer or Broker reasonably believed by Bank in good faith to be genuine and authorized. Customer agrees to indemnify Bank for, and hold it harmless against, any loss, liability or expense incurred by Bank, without gross negligence or bad faith on the part of Bank, arising out of this Agreement.

12.               Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker or Bank hereunder for Customer's account at LA's or Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's own gross negligence or bad faith.

13.               Bank shall act only upon receipt of instructions from Broker regarding release of Collateral.    Bank may rely and shall be protected in acting upon any notice, instruction or other communication which it reasonably believes to be genuine and authorized.   All securities held in the Special Custody Account shall be identified on Bank's records as subject to this Agreement and shall be in a form that permits transfer without additional authorization or consent of Customer.

14.              No amendment of this Agreement shall be effective unless in writing and signed by an authorized person of each of the parties hereto.

15.              This Agreement may be executed in one or more counterparts, all of which together shall constitute but one and the same instrument.

16.              It is agreed that, notwithstanding any language to the contrary in Bank's form of confirmation, Bank holds the Collateral as agent of Broker as pledgee and secured party hereunder, not as escrow agent.

17.         Customer represents and warrants that the Collateral will not be subject to any other liens or encumbrances, other than to Broker in accordance with the Margin Agreement and this Agreement.

18.         Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any short sales or Option transactions, and of Collateral held at the time of such notice relating to such short sales or Option transactions, shall not be affected by such termination.

19.         Written communications hereunder shall be sent by facsimile, other electronic transmission, including email, or hand delivered as required herein, and when another method of delivery is not specified, may be mailed via the U.S. Postal Service, first class postage prepaid or by certified mail, addressed:

(a)    If to Bank, to:

MUFG Union Bank, N.A.
Global Custody Services
Transaction Banking
1251 Avenue of the Americas, 19th Floor
New York, New York 10020
Attention:         Brian Swanson
Telephone:       (646) 452-2118
Facsimile:         (866) 658-4705
Email:              brian.swanson@unionbank.com

(b)    If to Customer, to:

Centaur Mutual Funds Trust - Centaur Total Return Fund
P.O. Box 8656
Denver, Colorado 80201
Attention:         Rick Schumacher
Telephone:       (888) 484-5766
Email:              centaurmutualfunds@alpsinc.com or
                       rick.schumacher@centaurmutualfunds.com

(c)    If to IA, to:

Centaur Capital Partners, LP
1460 Main Street, Suite 234
Southlake, Texas 76092
Attention:         Zeke Ashton
Telephone:       (817) 488-9632
Facsimile:         (817) 488-9648
Email:              zashton@centaurcapital.com

(d)    If to Broker, to:

Jefferies LLC
520 Madison Avenue
New York, New York 10022
Attention: John Laub
Telephone: (212) 284-1726
Facsimile: (646) 786-5510
Email: jlaub@jefferies.com

and

Jefferies LLC
101 Hudson Street
Eleventh Floor
Jersey City, New Jersey 07302
Attention: Richard M. Primavera
Phone: 201-761-7792
Facsimile: 646-786-5344
Email: rprimavera@jefferies.com

All Legal Notices:

Attention: General Counsel
Facsimile:  (646) 786-5691
Telephone: (212) 284-2300

20.	This Agreement will be governed by the laws of the State of New York applicable to transactions entered into and to be performed wholly within the State of New York, without regard to the principles of conflicts of law.

21.	If any provision of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision. The validity of the remaining provisions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable condition were not contained herein.

22.	Bank and Broker each agree that Customer's obligations hereunder shall be limited to Customer, and that neither Bank nor Broker shall seek satisfaction of any such obligation from the shareholders of Customer, or from any trustee, officer, employee, or agent of the Customer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

MUFG UNION BANK, N.A.

By:	/s/ Margaret Bond	3/17/15
Name:	Margaret Bond
Title:	Director

CENTAUR MUTUAL FUNDS TRUST - CENTAUR TOTAL RETURN FUND

By:	/s/ Zeke Ashton
Name:	Malcolm “Zeke” Ashton
Title:	President

CENTAUR CAPITAL PARTNERS, LP

By:	/s/ Zeke Ashton
Name:	Malcolm “Zeke” Ashton
Title:	Managing Partner

JEFFERIES LLC

By:	/s/ Dominick Todaro
Name:	Dominick Todaro
Title:	Senior Vice President

EXHIBIT A

[Letterhead of Broker]

[Date]

MUFG Union Bank, N.A.
Global Custody Services
Transaction Banking
1251 Avenue of the Americas, 19th Floor
New York, New York 10020

Attention: Brian Swanson

NOTICE OF EXCLUSIVE CONTROL

Reference is made to that certain Special Custody Account Agreement dated as of March 13, 2015 (as from time to time amended and supplemented, the “Agreement”) among Jefferies LLC (“Broker”), Centaur Mutual Funds Trust - Centaur Total Return Fund (“Customer”), Centaur Capital Partners, LP (the “Investment Advisor”) and MUFG Union Bank, N.A. (“Bank”). Terms used but not defined herein shall have the meanings ascribed in the Agreement.

Broker hereby notifies Bank that one or more events have occurred under the Margin Agreement, the Options Agreement or the Agreement which permits Broker to exercise exclusive control over the Collateral in the Special Custody Account. Broker hereby instructs you pursuant to the terms of the Agreement that you (i) shall disregard any instructions or entitlement orders of the Customer, and (ii) unless and until otherwise expressly instructed by Broker in writing, shall exclusively follow the entitlement orders and instructions of Broker.

Very truly yours,

By:
Authorized Signatory of Broker

cc:	Centaur Mutual Funds Trust - Centaur Total Return Fund
Centaur Capital Partners, LP

Appendix A

To

Special Custody Account Agreement between
Centaur Mutual Funds Trust - Centaur Total Return Fund, Centaur Capital Partners, LP,
Jefferies LLC and
MUFG Union Bank, N.A.

Dated as of: March 13,2015

AUTHORIZED REPRESENTATIVES FOR
JEFFERIES LLC

I, the undersigned, authorized signatory on behalf of JEFFERIES LLC, DO HEREBY CERTIFY that:

1.    This Appendix A is furnished pursuant to the Special Custody Account Agreement dated as of March 13, 2015 between Centaur Mutual Funds Trust - Centaur Total Return Fund (“Customer”), Centaur Capital Partners, LP (“Investment Advisor”), Jefferies LLC (“Broker”) and MUFG Union Bank, N.A. (“Bank”).

2.    The persons named below are each hereby designated as an Authorized Representative of Broker, with authority to execute on behalf of Broker and deliver to Bank all Advices of Broker and Notices of Exclusive Control concerning the Special Custody Account and the Collateral, as such terms are defined in the Agreement:

Name	Telephone/Facsimile	Signature

1. Angelo Corallo	1. 201-761-7612	1.	/s/ Angelo Corallo
2.	2. (201) 761-7716	2.
3. Jerrell Smith	3. (201) 761-7662	3.	/s/ Jerrell Smith
4. Dom Todaro	4. (201) 761-7783	4.	/s/ Dom Todaro

Authorized by:	/s/ Dominick Todaro	, as authorized agent of Broker
Name:	Dominick Todaro
Title:	Senior Vice President

Appendix B

To

Special Custody Account Agreement  between
Centaur Mutual Funds Trust - Centaur Total Return Fund, Centaur Capital Partners, LP,
Jefferies LLC and
 MUFG Union Bank, N.A.

Dated as of: March 13, 2015

AUTHORIZED REPRESENTATIVES FOR
CENTAUR MUTUAL FUNDS TRUST - CENTAUR TOTAL RETURN FUND

I, the undersigned, authorized signatory on behalf of CENTAUR MUTUAL FUNDS TRUST - CENTAUR TOTAL RETURN FUND, DO HEREBY CERTIFY that:

1.             This Appendix B is furnished pursuant to the Special Custody Account Agreement dated as of March 13, 2015 between Centaur Mutual Funds Trust - Centaur Total Return Fund (“Customer”), Centaur Capital Partners, LP (“Investment Advisor”), Jefferies LLC (“Broker”) and MUFG Union Bank, N.A. (“Bank”).

2.             The persons named below are each hereby designated as an Authorized Representative of Customer, with authority to execute on behalf of Customer and deliver to Custodian all Instructions from Customer concerning the Special Custody Account and the Collateral, as such terms are defined in the Agreement:

Name	Telephone/Facsimile	Signature

1. Malcolm “Zeke” Ashton	1. 817-488-9632 x 101	1.	/s/ Zeke Ashton
	817-488-9648
2. Bryan Adkins	2. 817-488-9632 x 103	2.	/s/ Bryan Adkins
	817-488-9648

3.	3.	3.

Authorized by:	/s/ Zeke Ashton	, as authorized agent of Customer/Investment Advisor
Name:	Malcolm “Zeke” Ashton
Title:	Managing Partner